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                                                                   EXHIBIT 99.1






                        Press Release dated May 23, 2000
                             of Elcor Corporation.






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                        [ELCOR CORPORATION LETTERHEAD]



FOR FURTHER INFORMATION:                                           TRADED:  NYSE
                                                                   SYMBOL:  ELK
Richard J. Rosebery, Vice Chairman,
Chief Financial and Administrative Officer
(972) 851-0510

PRESS RELEASE
FOR IMMEDIATE RELEASE


         ELCOR EXPECTS RECORD FISCAL 2000 AND 2001 SALES AND EARNINGS,
                    BUT EARNINGS WILL BE LOWER THAN EXPECTED


DALLAS, TEXAS, May 23, 2000 . . . . Elcor Corporation said today that it now expects sales for its fiscal year ending June 30, 2000, will be up 12% to 13% to about $355 to $360 million from $318 million last year, and earnings should be up 16% to 20% to about $1.48 to $1.53 per fully diluted share from $1.27 per fully diluted share last year. Both sales and earnings per share are expected to be at record levels for fiscal 2000 and 2001.

Dick Rosebery, Vice Chairman and Chief Financial Officer, said, "Currently, security analysts' consensus estimates for our fiscal year ending June 30, 2000, are $1.63 per fully diluted share. Most of the difference between consensus estimates and our lower expectations of $1.48 to $1.53 per fully diluted share are attributable to reduced expectations at Cybershield (approximately $.06 per fully diluted share), a continuation of higher than expected consolidation costs at Chromium and less than expected licensing fees at Ortloff Engineers (together, approximately $.05 per fully diluted share),


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Elcor Corporation
PRESS RELEASE
May 23, 2000
Page 2


and continuing pressure on Elk's margins for roofing products as a result of rapidly escalating asphalt and other raw material costs."

Recent actions by a significant Cybershield customer to establish a second production source for a portion of its cellular handset shielding requirements, and temporary delays in the production launch of a new cellular handset which contains significant Cybershield value-added content, have resulted in a reduction of previously anticipated production volumes. For fiscal 2000, it is now expected that Cybershield's sales will rise about 50% to 60% (to about $34 to $36 million) from $22.4 million in fiscal 1999, and that operating profits will increase by approximately 30% to 45% (to about $5.0 to $5.5 million) from $3.8 million in the previous fiscal year. Operating margins at Cybershield were adversely affected as staffing was increased to accommodate previously anticipated production volumes which have been changed or temporarily delayed.

Rosebery said, "While we are disappointed with this temporary pause in Cybershield's sales and earnings momentum, we continue to be very encouraged by Cybershield's overall progress in obtaining new business orders and its longer-term growth outlook. We continue to believe that Cybershield should have opportunities to about double revised fiscal 2000 sales and operating profits during the fiscal year June 30, 2001. This strong growth will result from a continuation of rapidly accelerating demand for digital wireless handsets, previously announced new business orders at


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Elcor Corporation
PRESS RELEASE
May 23, 2000
Page 3



Cybershield, and expected increases in Cybershield's valued-added content per handset in certain existing production programs which should substantially offset volumes forfeited to a second source.

"We believe that some, but not all, of the items affecting Elcor's fiscal 2000 results will continue in fiscal 2001. Accordingly, we now would feel more comfortable if consensus estimates of $1.96 per fully diluted share for the fiscal year ending June 30, 2001, were reduced by about $.25 to $.30 per share. Two factors account for most of the need to lower fiscal year 2001 estimates.

"The first is reduced sales and earnings expectations for Cybershield, primarily because of delays in planned production ramp-up schedules for several new models and services. We continue to believe that Cybershield should have potential opportunities to about double sales and operating profits in fiscal 2001 from the aforementioned revised expectations for fiscal 2000 results; however, Cybershield's profit contribution for fiscal 2001 is now expected to be about $.16 per share lower than previously projected.

"Second, we now expect that initial operating losses during start-up and commissioning of Elk's new Myerstown, Pennsylvania roofing plant, new product development costs, and increases in SG&A costs are likely to reduce fiscal 2001 operating profits by about $3 to $5 million, or $.09 to $.15 per share, from previously expected levels, as we do not believe that current conditions will permit us to offset these costs in other areas.


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Elcor Corporation
PRESS RELEASE
May 23, 2000
Page 4



"Even though we expect strong sales growth in fiscal 2001, these factors are presently expected to hold back Elcor's earnings per share growth to about 10% year-over-year. Strong growth in earnings per share should resume in fiscal 2002 as the new Myerstown plant begins to contribute to earnings," he concluded.

SAFE HARBOR PROVISIONS

In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, except for the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "outlook," "believe," "estimate," "potential," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, Elcor's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, as well as the other risks detailed herein and in the company's reports filed with the Securities and Exchange Commission, including but not limited to its Form 10-K for the fiscal year ended June 30, 1999, and its subsequent Forms 10-Q and Forms 8-K.

                                  - - - - - -

Elcor, through its subsidiaries, manufactures roofing products and industrial products. Each of Elcor's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

Elcor's roofing products facilities currently are located in Tuscaloosa, Alabama; Shafter, California; Dallas and Ennis, Texas; and a new facility is under construction in Myerstown, Pennsylvania. Its industrial products facilities are located in Canton, Georgia; Cleveland, Ohio; Dallas, Lufkin, and Midland, Texas.